Exhibit 5.1

SEWARD & KISSEL LLP

July 3, 2008

Top Ships Inc.
1 Vas. Sofias and Meg.
Alexandrou Street,
15124 Maroussi
Athens, Greece

Re:           Top Ships Inc.

Ladies and Gentlemen:

We have acted as counsel to Top Ships Inc. (the “Company”) in connection with the Company’s Registration Statement on Form F-3 (File No. 333-) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 3, 2008, and as thereafter amended or supplemented, with respect to the offer and sale by the selling shareholders named in the Registration Statement (the “Selling Holders”), from time to time (the "Secondary Sales"), of an aggregate of up to 7,268,692 shares of the Company's Class A common stock, par value $0.01 (the "Shares") that the Company sold to the Selling Holders in private placements on or before April 30, 2008.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; (iii) the agreement pursuant to which the Company is obligated to file the Registration Statement for the benefit of the Selling Holders (the “Registration Rights Agreement”); (iv) each document incorporated or deemed to be incorporated by reference into the Registration Statement; (v) the Articles of Incorporation and Bylaws of the Company and the wholly-owned subsidiaries of the Company set forth in Appendix A hereto; and (vi) such other corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, officers and directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Registration Statement and the Registration Rights Agreement (collectively, the “Governing Documents”) to be executed in connection with the Secondary Sales have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Secondary Sales comply in all respects with the terms, conditions and restrictions set forth in the Governing Documents and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Top Ships Inc.
July 3, 2008

We are members of the bar of the State of New York.  In rendering this opinion, we advise you that we are not admitted to practice before the courts of the Republic of the Marshall Islands.  However, certain members of this firm participated in the drafting of The Associations Law of 1990 and The Maritime Act of 1990 of the Republic of the Marshall Islands, and such members have, in the past, rendered legal opinions on similar subjects.  Insofar as Marshall Islands law is involved in the opinions hereinafter expressed, we have relied upon opinions and advice of Marshall Islands counsel rendered in transactions which we consider to be sufficiently similar to those contemplated by the Governing Documents as to afford a satisfactory basis for such opinions, upon our independent examination of the Marshall Islands Associations Law 1990 and the Marshall Islands Maritime Act of 1990, including amendments thereto effective as of April 11, 2001 as made available to us by the Marshall Islands Maritime & Corporate Administrators, Inc. and upon our knowledge of the interpretation of analogous laws in the United States of America.  In rendering the opinions set forth below, we have assumed that the Marshall Islands laws and regulations examined by us have not been the subject of any further amendments and that the persons who executed the aforementioned certificates of public officials are duly authorized to act in such capacity on behalf of the Registrar of Corporations of the Republic of the Marshall Islands.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that, under the laws of the Republic of the Marshall Islands, the Shares are validly issued, fully paid and non-assessable.

This opinion is limited to the law of the State of New York and the federal law of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP
Seward & Kissel LLP

SK 23116 0001 896414